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Exhibit 21 - List of Subsidiaries of the Registrant

   The following is a list of subsidiaries  meeting the  requirements of Exhibit
   21.

   a) The Grant County Bank (incorporated in West Virginia), doing business as The Grant County Bank.

   b) Capon Valley Bank (incorporated in West Virginia), doing business as the Capon Valley Bank.

   c) HBI Life Insurance Company, Inc. (incorporated in the state of Arizona), doing business as HBI Life.

                                                                   Exhibit 21